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                                                    EXHIBIT 6.

                                                    MONY Life Insurance Company
                                                    1740 Broadway
                                                    New York, NY 10019


April 29, 2002


MONY Life Insurance Company of America
1740 Broadway
New York, New York 10019

Gentlemen:

In my capacity as Vice-President of MONY Life Insurance Company, I have provided actuarial advice concerning:

..    The preparation of the registration statement on Form S-6 (Registration number 333-72578) filed by MONY Life Insurance Company of America with the Securities and Exchange Commission (SEC) under the Securities Act of 1933 with respect to the survivorship variable universal life insurance policy the "Registration Statement"); and

..    The preparation of the policy forms for the survivorship variable universal life insurance policy described in the registration statement (the
     "Policy").

It is my professional opinion that:

1. The total dollar amount of sales load under the policy is no higher than would be permitted by Rule 6e-3 (T)(b)(13)(i)(A) under the Investment Company Act of 1940.

2. The total sales load applicable to the original Death Benefit and the total sales load applicable to any coverage increases in the Death Benefit on premiums received with two years of issue or increases will never exceed the sum of the following:

         a. 30% of the first guideline annual premium as defined in Rule 6e-3(T) paragraph (a)(8)(1)
         b.     10% of the second guideline annual premiums
         c. 8% of any premium in excess of the first two guideline annual premiums.

         Therefore, a refund of excess sales load will never be necessary.

3. The illustrations of death benefits, fund value, cash surrender value and total premiums paid plus interest at various interest rates shown in Appendix C of the prospectus, based on the assumptions stated in the illustration, are consistent with the provisions of the Policy. The rate structure of the policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations included , appear to be correspondingly more favorable to prospective buyers than other illustrations which could have been provided at other combinations of ages, sex of the insured, death benefit option and amount, definition of life insurance text, premium class and premium amounts. Insureds in other premium classes may have higher cost of insurance charges

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I hereby consent to the filing of this opinion as an Exhibit to the Registration
Statement and the use of my name under the heading "Experts" in the Prospectus.

Sincerely,



/S/ PAMELA DUFFY
Pamela Duffy, Vice President